EXHIBIT 4.1

                   [Letterhead of Gottbetter & Partners, LLP]



February  26,  2004

Mr.  Jean  Claude  Mas
Heritage  Worldwide,  Inc.
337  Avenue  de  Bruxelles
83507  La  Seyne-Sur-Mer,  France

     RE:     RETAINER  AGREEMENT

Dear  Mr.  Mas:

     Please accept this letter as confirmation that Heritage Worldwide, Inc. (the "Company"), has agreed to this retainer agreement (the "Retainer") between the Company and Gottbetter & Partners, LLP ("G&P"). The Retainer is to take effect as of even date herewith. The Retainer, which we understand was approved by the Company's Board of Directors, is for the Company to pay part of its outstanding bill for legal services with shares of the Company's common stock, $.001 par value.

     We understand that part of the outstanding bill will be satisfied by the issuance of 10,000 shares valued at $10,000. The board of directors has approved the filing of a registration on Form S-8 for these 10,000 shares. The legal services for which these shares are being registered and subsequently issued to G&P, did not include any services in connection with the offer or sale of securities in a capital raising transaction, and did not directly or indirectly promote or maintain a market for the Company's securities.

     Please note that this letter may be filed as an exhibit to the Form S-8. In order to effectuate the Retainer, please sign this letter and return it to my office. If you have any questions, please call me.

Sincerely,

 /s/  Gottbetter  &  Partners,  LLP

GOTTBETTER  &  PARTNERS,  LLP


ACCEPTED  AND  AGREED:

HERITAGE  WORLDWIDE,  INC.

By:_/s/  Jean  Claude  Mas
    -----------------------
Name:   Jean  Claude  Mas
Title:  CEO


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